EXHIBIT 99.1

Hemisphere Media Group Reaches Multi-Year Distribution Agreement with DISH Network to
Restore WAPA Televisión in Puerto Rico and WAPA América in the U.S.

DISH Has Also Entered into Multi-Year Renewal for CentroAméricaTV

MIAMI, December 18, 2019 /PRNewswire/ -- Hemisphere Media Group, Inc. (NASDAQ: HMTV) (“Hemisphere” or the “Company”), the only publicly traded pure-play U.S. media company targeting the high growth U.S. Hispanic and Latin American markets with leading broadcast and cable television and digital content platforms, today announced that the Company has reached a multi-year agreement with DISH Network to restore Puerto Rico’s highest-rated broadcast network WAPA Televisión, the Island’s leading sports network WAPA Deportes, and U.S. cable network WAPA América, to its service. The two companies reached agreement after lengthy negotiations since the networks went dark on Thursday, October 24, 2019. Distribution of WAPA Television and WAPA Deportes was restored on December 16, 2019, and distribution of WAPA America will resume in January.  In addition, DISH has entered into a multi-year renewal to distribute CentroAméricaTV on DishLATINO in the U.S.
“We are deeply grateful to our viewers for their loyalty and support during our time off air, and are pleased to have reached an agreement with DISH, allowing our loyal audience to once again enjoy the news, entertainment and sports from the #1 television network in Puerto Rico,” said Alan J. Sokol, President and CEO of Hemisphere Media Group, Inc., WAPA’s parent company. “We are also pleased that DISH also will continue to distribute CentroAméricaTV, reflecting the importance and value of these networks to Hispanics living in the U.S.”
WAPA Televisión has been Puerto Rico’s uninterrupted ratings leader for 10 consecutive years, with an average primetime household rating of 15 and 33% audience share in 2019. Offering nearly 70 hours of original news and entertainment programming per week—including the island’s only local morning and 11 p.m. newscasts—WAPA offers more original programming than the local Telemundo and Univision stations combined.
Separately, WAPA Deportes is Puerto Rico’s leading sports channel, with more than a 60% share of all sports viewing year-to-date. The channel also has higher ratings than those of the ESPN channels in Puerto Rico combined. WAPA Deportes features Major League Baseball, including the exclusive rights to the All-Star Game and the World Series, the Baloncesto Superior Nacional (Puerto Rico’s professional basketball league), the Island’s most popular professional sports league, the National Basketball Association, and championship boxing.

WAPA América has proven to be an indispensable source of news and entertainment for U.S.-based Puerto Ricans, the country’s largest Hispanic group after Mexicans. Year-to-date, WAPA América is the #2 highest rated Spanish-language entertainment network overall in early fringe, coming only behind Galavisión.
CentroAméricaTV is the leading network targeting Central Americans living in the U.S., the third-largest U.S. Hispanic group, featuring the most popular news, entertainment and soccer programming from Central América, and is the exclusive home of the national soccer leagues of El Salvador, Honduras and Costa Rica.
About Hemisphere Media Group, Inc.
Hemisphere Media Group, Inc. (HMTV) is the only publicly traded pure-play U.S. media company targeting the high-growth U.S. Hispanic and Latin Américan markets with leading television and digital content platforms. Headquartered in Miami, Florida, Hemisphere owns and operates five leading U.S. Hispanic cable networks, two Latin Américan cable networks, the leading broadcast television network in Puerto Rico, and has ownership interests in a leading broadcast television network in Colombia, a Spanish-language content distribution company, and a Spanish-language OTT service in the U.S.
Contact:
Edelman Financial Communications for Hemisphere Media Group
Danielle O'Brien
(212) 704-8166
Danielle.obrien@edelman.com